EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

Ron Farnsworth	Bradley Howes
EVP/Chief Financial Officer	SVP/Director of Investor Relations
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4108	503-727-4226
ronfarnsworth@umpquabank.com	bradhowes@umpquabank.com

UMPQUA HOLDINGS REPORTS FIRST QUARTER 2014 OPERATING EARNINGS OF $0.21 PER DILUTED SHARE1

Transformational merger with Sterling Financial closed April 18th; integration plans on target

Continued organic growth; non-covered loans & leases and core deposits increased from prior quarter

Disciplined expense management; non-interest expense (excluding merger-related costs) decreased by 3.4% from prior quarter

Credit quality remains strong; solid capital and liquidity base to support growth

PORTLAND, Ore. – April 21, 2014 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments Inc., today announced first quarter 2014 net earnings available to common shareholders of $18.7 million, or $0.17 per diluted common share, as compared to net earnings available to common shareholders of $25.1 million, or $0.22 per diluted common share, for the fourth quarter of 2013, and $23.2 million, or $0.21 per diluted common share, for the same period in the prior year.

Operating earnings1, defined as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax; bargain purchase gains on acquisitions, net of tax; merger related expenses, net of tax; and goodwill impairment, were $24.0 million, or $0.21 per diluted common share, for the first quarter of 2014, as compared to operating earnings of $27.9 million, or $0.25 per diluted common share, for the fourth quarter of 2013, and $24.4 million, or $0.22 per diluted common share, for the same period in the prior year.

First quarter 2014 financial highlights:

•	Operating earnings[1] of $24.0 million, as compared to $27.9 million in the prior quarter:
o	Mortgage banking revenue of $10.4 million, down from $16.0 million in the prior quarter due primarily to a $4.1 million change in the fair value of mortgage servicing rights (first quarter 2014 decrease in fair value of $1.0 million versus fourth quarter 2013 increase in fair value of $3.1 million);
o	Net interest income of $107.8 million, down from $110.1 million in the prior quarter resulting primarily from two fewer days in the first quarter;
o	Net interest margin of 4.28% and adjusted net interest margin[2] of 4.12%, both relatively flat from the prior quarter;

_________________________

1 Operating earnings is considered “non-GAAP” financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

2 Adjusted net interest margin is considered a “non-GAAP” financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Holdings Corporation announces first quarter 2014 results

April 21, 2014

o	Provision for non-covered loan and lease losses increased by $1.6 million from the prior quarter, related to growth in the Financial Pacific Leasing (“FinPac”) portfolio;
o	Excluding merger-related expenses, non-interest expense decreased by $3.2 million from the prior quarter due primarily to lower marketing expenses and workout-related expenses;

•	Continued to generate organic loan growth and gather core deposits:
o	Non-covered loans and leases grew $97 million, offset by $41 million of loan sales for the quarter for a net growth of $57 million;
o	Total core deposits grew by $153 million, or 1.9%, from the prior quarter;

•	Credit quality remained strong:
o	Non-covered, non-performing assets were $62.2 million, representing 0.53% of total assets;
o	Allowance for non-covered credit losses to non-covered loans and leases increased to 1.19% from 1.18% in the prior quarter;

•	Disciplined capital management:
o	Tangible common equity ratio of 8.67%;
o	Total risk-based capital of 14.69%, and Tier 1 common to risk weighted asset ratio of 11.01%;
o	Declared a dividend of $0.15 per common share, representing an 88% payout ratio for the quarter;

“We reported a solid quarter of financial and operating performance, with continued loan and deposit growth, disciplined expense management, and strong capital and credit quality, in light of a softer mortgage origination market,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “We are pleased to close the Sterling Financial Corporation merger. Our integration program is on target, and we look forward to being recognized as the West Coast’s largest community bank.”

Balance sheet

Total consolidated assets as of March 31, 2014 were $11.8 billion, as compared to $11.6 billion on December 31, 2013 and $11.5 billion a year ago. Total gross loans and leases (covered and non-covered), and deposits, were $7.8 billion and $9.3 billion, respectively, as of March 31, 2014, as compared to $7.7 billion and $9.1 billion, respectively, as of December 31, 2013, and $7.1 billion and $9.1 billion, respectively, as of March 31, 2013.

Total non-covered loans and leases held for investment increased by $97 million during the first quarter of 2014, partially offset by loan sales of $41 million during the quarter, for a net growth in non-covered loans and leases of $57 million. The growth in the current quarter primarily related to growth in the residential mortgage, lease financing, owner occupied commercial real estate and commercial lines of credit portfolios. Of the $41 million in loan sales, $15 million related to government guaranteed loans and $26 million related to commercial syndications. Covered loans declined $21.7 million during the first quarter of 2014. The covered loan portfolio will continue to decline over time as loan payments are received, covered loans are refinanced or modified out of loss sharing, and as we work out and resolve troubled credits.

Total deposits increased $155.9 million on a sequential quarter basis, primarily in money market and non-interest bearing demand accounts, partially offset by the declines in interest bearing demand and certificate of deposit balances. The continued increase in securities sold under agreements to repurchase results from the FDIC discontinuing banking institutions’ ability to collateralize uninsured non-public funds deposits, while various customers still require or prefer some form of collateralization based on their business requirements.

Umpqua Holdings Corporation announces first quarter 2014 results

April 21, 2014

Including secured off-balance sheet lines of credit, total available liquidity to the Company was $4.5 billion as of March 31, 2014, representing 38% of total assets and 48% of total deposits. The Company has continued to increase liquidity in order to provide it with maximum flexibility for the merger with Sterling Financial Corporation.

Net interest margin

The Company reported a net interest margin of 4.28% for the first quarter of 2014, as compared to 4.29% for the fourth quarter of 2013, and 3.77% for the first quarter of 2013. The change in net interest margin from the prior quarter resulted from relatively minor changes in the mix of interest bearing assets and liabilities and their related yields. The increase in net interest margin in the current quarter over the same period of the prior year primarily resulted from the increase in loan and investment yields, the increase in average non-covered loans outstanding, the decrease in the cost of interest bearing deposits, and the decline in average interest bearing liabilities, partially offset by the decrease in average covered loan balances and the increase in average interest bearing cash.

Loan disposal activities within the covered loan portfolio, either through loans being paid off in full or transferred to OREO, result in gains within covered loan interest income to the extent assets received in satisfaction of debt (such as cash or the net realizable value of OREO received) exceed the allocated carrying value of the loan disposed of from the pool. Loan disposal activities contributed $4.3 million of interest income in the first quarter of 2014, as compared to $3.9 million in the fourth quarter of 2013 and $3.2 million in the first quarter of 2013. While dispositions of covered loans positively impact interest income and net interest margin, we recognize a corresponding decrease to the change in the FDIC indemnification asset within non-interest income that partially offsets the impact to net income.

Interest and fee reversals related to non-accrual loans during the first quarter of 2014 totaled $122 thousand, as compared to recoveries of $399 thousand for the fourth quarter of 2013 and reversals of $1.1 million in the first quarter of 2013.

Excluding the impact of loan disposal gains and interest and fee reversals on non-accrual loans, our adjusted net interest margin was 4.12% for the first quarter of 2014, as compared to 4.12% for the fourth quarter of 2013 and 3.69% for the first quarter of 2013. More information regarding this measurement and reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

The cost of interest bearing deposits was 0.23% for the first quarter of 2014, 2 basis points lower than the fourth quarter of 2013, and 11 basis points lower than the first quarter of 2013. The decline in the cost of interest bearing deposits in the quarter was primarily driven by the downward re-pricing or run-off of maturing time deposits. Management closely and continually monitors market deposit rates and develops our pricing strategy to ensure we are competitive in the market and in-line with our liquidity position and funding needs.

Mortgage banking revenue

The Company generated $10.4 million in total mortgage banking revenue during the first quarter of 2014, on closed loan volume of $293 million. This represents an 18% decrease in production volume compared to the fourth quarter of 2013 and a 42% decrease in production volume compared to the same period of the prior year. The first quarter’s sequential decrease in production was reflective of lower refinancing volume, consistent with long-term interest-rate movements towards the end of last year, and lower purchase activity attributable to home buying seasonality. Of the current quarter’s production, 69% related to purchase activity, as compared to 70% in the fourth quarter of 2013 and 33% in the first quarter of 2013. Income from the origination and sale of mortgage loans was $8.4 million in the first quarter of 2014, representing a 15% decrease from the prior quarter, and a 63% decrease compared to the same quarter of the prior year.

Umpqua Holdings Corporation announces first quarter 2014 results

April 21, 2014

In the first quarter of 2014, the Company recognized a decrease in the fair value of the mortgage servicing right assets in the income statement of $1.0 million, as compared to an increase in fair value of $3.1 million for the fourth quarter of 2013, and a decrease in fair value of $1.7 million for the first quarter of 2013. Servicing revenue was $3.0 million in the first quarter of 2014, representing a 2% increase from the prior quarter, and a 32% increase compared to the same quarter of the prior year, due to the growth in the total serviced portfolio principal balance. As of March 31, 2014, the Company serviced $4.5 billion of residential mortgage loans for others, and the related mortgage servicing right asset was valued at $49.2 million, or 1.09% of the total serviced portfolio principal balance, as compared to $4.4 billion of mortgage loans for others as of December 31, 2013, with a related mortgage servicing right asset of $47.8 million, or 1.09% of the total serviced portfolio principal balance.

Fair value of junior subordinated debentures

The Company recognized a $542 thousand loss from the change in fair value of junior subordinated debentures during the first quarter of 2014. The majority of the fair value difference under par value relates to the $61.8 million of junior subordinated debentures issued in the fourth quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR. As of March 31, 2014, the credit risk adjusted interest spread for potential new issuances was estimated to be significantly higher than the contractual spread. The difference between these spreads has created a cumulative gain in fair value of the Company’s junior subordinated debentures, which results from their carrying amount compared to the estimated amount that would be paid to transfer the liability in an orderly transaction among market participants.

As these instruments are no longer being originated or actively traded in the primary or secondary markets, the quarterly fair value adjustments are difficult to estimate. We utilize an income approach valuation technique to determine the fair value of these liabilities using our estimation of market discount rate assumptions. The Company monitors activity in the trust preferred and related markets, to the extent available, changes related to the current and anticipated future interest rate environment, and considers our entity-specific creditworthiness, to validate the reasonableness of the credit risk adjusted spread and effective yield utilized in our discounted cash flow model. Absent changes to the significant inputs utilized in the discounted cash flow model used to measure the fair value of these instruments at each reporting period, the cumulative discount for each junior subordinated debenture will reverse over time, ultimately returning the carrying values of these instruments to their notional values at their expected redemption dates.

On July 2, 2013, federal banking regulators approved the final proposed rules that revise the regulatory capital rules to incorporate certain revisions by the Basel Committee on Banking Supervision to the Basel capital framework (Basel III). Under the final rule, consistent with Section 171 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, bank holding companies with less than $15 billion assets as of December 31, 2009 will be grandfathered and may continue to include these instruments in Tier 1 capital, subject to certain restrictions. However, if an institution grows above $15 billion as a result of an acquisition (including our closed merger with Sterling Financial Corporation), the combined trust preferred issuances must be phased out of Tier 1 and into Tier 2 capital (75% in 2015 and 100% in 2016). As of March 31, 2014, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $87.8 million.

Other non-interest income

Total other non-interest income for the first quarter of 2014 was $6.5 million, as compared to $5.2 million for the fourth quarter of 2013 and $5.4 million for the first quarter of 2013. The largest recurring component of other income is Debt Capital Markets revenue, which was $0.8 million for the first quarter of 2014, as compared to $1.2 million in the prior quarter and $1.6 million for the same quarter of the prior year. FinPac contributed $0.9 million of other non-interest income in both the first quarter of 2014 and the fourth quarter of

Umpqua Holdings Corporation announces first quarter 2014 results

April 21, 2014

2013. Also included in other income for the first quarter of 2014 was a $0.5 million gain on sale related to $15.0 million of government guaranteed loans.

Non-interest expense

Total non-interest expense for the first quarter of 2014 was $96.5 million, as compared to $95.4 million for the fourth quarter of 2013 and $85.8 million for the first quarter of 2013. Merger activities were related to the merger with Sterling Financial Corporation, the acquisition of FinPac in the third quarter of 2013 and the acquisition of Circle Bancorp in the fourth quarter of 2012, which resulted in $6.0 million of merger expense in the first quarter of 2014, as compared to $1.6 million in the fourth quarter of 2013, and $1.5 million recognized in the same period of the prior year. Excluding merger-related expenses, non-interest expense was $90.5 million, a decrease of $3.2 million compared to $93.7 for the fourth quarter of 2013, primarily due to lower marketing and workout-related expenses.

Gains on non-covered OREO were $18 thousand in the first quarter of 2014, as compared to losses of $1.4 million in the fourth quarter of 2013 and gains of $130 thousand in the first quarter of 2013. Mortgage production related expense was $7.2 million in the first quarter of 2014, as compared to $8.0 million for the fourth quarter of 2013, and $10.3 million for the first quarter of 2013. Additionally, the operations of FinPac contributed additional non-interest expense of $3.8 million in the first quarter of 2014 and $3.6 million in the fourth quarter of 2013.

Income taxes

The Company recorded a provision for income taxes of $9.6 million in the first quarter of 2014, representing an effective tax rate of 33.8% for the quarter.

Capital

As of March 31, 2014, total shareholders’ equity was $1.73 billion, comprised entirely of common equity. Book value per common share was $15.44, tangible book value per common share was $8.54 and the ratio of tangible common equity to tangible assets was 8.67% (see explanation and reconciliation of these items in the Non-GAAP Financial Measures section below). The Company made no open market or privately negotiated purchases of common stock under the Company’s previously announced share repurchase plan during the first quarter of 2014. The Company may repurchase up to 12.0 million of additional shares under this plan.

The Company’s estimated total risk-based capital ratio as of March 31, 2014 is 14.69%. This represents a slight increase from the 14.65% at December 31, 2013, as a result of the increase in total risk based capital relative to the increase in risk weighted assets. Our total risk-based capital level is substantially in excess of the regulatory definition of “well-capitalized” of 10.00%. The Company’s estimated Tier 1 common to risk weighted assets ratio is 11.01% as of March 31, 2014. These capital ratios as of March 31, 2014 are estimates pending completion and filing of the Company’s regulatory reports.

Asset quality – Non-covered loan portfolio

Non-covered, non-performing assets were $62.2 million, or 0.53% of total assets, as of March 31, 2014, as compared to $57.2 million, or 0.49% of total assets as of December 31, 2013, and $79.7 million, or 0.69% of total assets as of March 31, 2013. Of this amount, as of March 31, 2014, $37.9 million represented non-accrual loans, $2.3 million represented loans past due greater than 90 days and still accruing interest, and $22.0 million was other real estate owned (“OREO”). FinPac contributed $3.0 million of non-performing assets to our March 31, 2014 totals and $3.3 million of non-performing assets to our December 31, 2013 totals, adding 2 and 3 basis points, respectively, to our non-covered, non-performing assets as a percentage of total assets ratio for these periods.

Umpqua Holdings Corporation announces first quarter 2014 results

April 21, 2014

Non-covered, classified assets are approximately $308.3 million as of March 31, 2014, which is relatively consistent with the prior quarter and represents a 13% decline since the same period of the prior year. Classified assets include non-performing assets, as well as performing assets rated substandard or worse.

The provision for non-covered loan losses for the first quarter of 2014 was $5.4 million, as compared to $3.8 million from the prior quarter, and $7.0 million from the same period of the prior year.

The allowance for non-covered credit losses, which includes the allowance for non-covered loan and lease losses and the allowance for non-covered unfunded loan commitments, was 1.19% of non-covered loans and leases at March 31, 2014, as compared to 1.18% of total non-covered loans and leases as of December 31, 2013 and 1.29% of total non-covered loans and leases as of March 31, 2013. The increase in the allowance for credit loss ratio in the current period relates to the growth of the FinPac portfolio which generally has a higher projected loss rate than the remaining portfolio. The annualized net charge-off rate for the first quarter of 2014 was 0.22%, as compared to 0.18% in the prior quarter and 0.47% in the same period of the prior year.

Non-covered loans past due 30 to 89 days were $29.4 million, or 0.40% of non-covered loans and leases as of March 31, 2014, as compared to $15.3 million, or 0.21% of non-covered loans and leases as of December 31, 2013, and $39.8 million, or 0.60% of non-covered loans and leases as of March 31, 2013.

Non-covered restructured loans on accrual status were $67.9 million as of March 31, 2014, as compared to $68.8 million as of December 31, 2013, and $74.1 million as of March 31, 2013.

Asset quality – Covered loan portfolio

Covered non-performing assets were $1.7 million, or 0.01% of total assets, as of March 31, 2014, as compared to $2.1 million, or 0.02% of total assets, as of December 31, 2013, and $7.9 million, or 0.07% of total assets, as of March 31, 2013. The total covered non-performing assets balance for all periods presented represents covered OREO.

In accordance with the guidance governing the accounting for purchased loan portfolios with evidence of credit deterioration subsequent to origination, the covered loans acquired have been assembled into pools of loans. As a result, individual loans underlying the loan pools are not reported as non-performing. Rather, the accretable yield of the pool is recognized to the extent pool level expected future cash flows discounted at the effective rate exceed the carrying value of the pool. To the extent discounted expected future cash flows are less than the carrying value of the pool, provisions for covered credit losses are recognized as a charge to earnings, but the adjusted carrying value of the loan pool continues to accrete into income at the effective rate.

As of the acquisition dates, covered non-performing assets were written-down to their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. The estimated credit losses embedded in these acquired non-performing loan portfolios were based on management’s and third-party consultants’ credit reviews of the portfolios performed during due diligence. To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the covered loan portfolio will be recognized; however, these provisions would be mostly offset by a corresponding increase in the FDIC indemnification (loss sharing) asset recognized within non-interest income. To the extent actual or projected cash flows are more than originally or previously estimated, the increase in cash flows is prospectively recognized in interest income; however, the increase in interest income would be mostly offset by a corresponding prospective decrease in the FDIC indemnification (loss sharing) asset recognized within non-interest income.

Umpqua Holdings Corporation announces first quarter 2014 results

April 21, 2014

Merger with Sterling Financial Corporation

As of the close of business on April 18, 2014, we completed our merger with Sterling Financial Corporation, a bank holding company headquartered in Spokane, Washington. The transaction has a total deal value of approximately $2.1 billion (based on the closing price of Umpqua shares as of April 17, 2014).  The combined organization has approximately $22 billion in assets, $15 billion in loans and $16 billion in deposits.  The company will operate under the Umpqua Bank name and brand. The Company has been focused on integration planning since the announcement of the merger on September 11, 2013, and will provide further details during its first quarter 2014 earnings conference call (see Earnings Conference Call Information below).

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that certain non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Umpqua recognizes gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance. Also, Umpqua incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, we may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, the Company may recognize one-time bargain purchase gains on certain acquisitions that are not reflective of Umpqua’s on-going earnings power. Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. We define operating earnings as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

The following table provides the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP), and earnings per diluted common share (GAAP) to operating earnings per diluted share (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	% Change	% Change

Net earnings available to common shareholders	$18,651	$25,058	$23,178	(26)%	(20)%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	325	332	325	(2)%	0%
Merger related expenses, net of tax (1)	5,073	2,502	919	103%	452%
Operating earnings	$24,049	$27,892	$24,422	(14)%	(2)%

Earnings per diluted share:
Earnings available to common shareholders	$0.17	$0.22	$0.21	(23)%	(19)%
Operating earnings	$0.21	$0.25	$0.22	(16)%	(5)%

(1)	Income tax effect of pro forma operating earnings adjustments at 40% for tax-deductible items.

nm = not meaningful

Management believes adjusted net interest income and adjusted net interest margin are useful financial measures because they enable investors to evaluate the underlying growth or compression in these values excluding interest income adjustments related to credit quality. Management uses these measures to evaluate adjusted net interest income operating results exclusive of credit costs, in order to monitor our effectiveness in growing higher interest yielding assets and managing our cost of interest bearing liabilities over time. Adjusted net interest income is calculated as net interest income, adjusting tax exempt interest income to its taxable equivalent, adding back interest and fee reversals related to new non-accrual loans during the period, and deducting the interest income gains recognized from loan disposition activities within covered loan pools. Adjusted net interest margin is calculated by dividing annualized adjusted net interest income by a period’s average interest earning assets.

Umpqua Holdings Corporation announces first quarter 2014 results

April 21, 2014

The following table provides the reconciliation of net interest income (GAAP) to adjusted net interest income (non-GAAP), and net interest margin (GAAP) to adjusted net interest margin (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	% Change	% Change

Net interest income	$107,838	$110,074	$94,189	(2)%	14%
Tax equivalent adjustment (1)	1,092	1,119	1,171	(2)%	(7)%
Net interest income (1)	108,930	111,193	95,360	(2)%	14%

Adjustments:
Interest and fee reversals (recoveries) on non-accrual loans	122	(399)	1,085	(131)%	(89)%
Covered loan disposal gains	(4,259)	(3,908)	(3,154)	9%	35%
Adjusted net interest income (1)	$104,793	$106,886	$93,291	(2)%	12%

Average interest earning assets	$10,310,116	$10,292,996	$10,250,643	0%	1%

Net interest margin – consolidated (1)	4.28%	4.29%	3.77%
Adjusted net interest margin – consolidated (1)	4.12%	4.12%	3.69%

(1)	Tax equivalent basis. Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which management believes will assist investors in assessing the capital of the Company and the ability to absorb potential losses. Tangible common equity is calculated as total shareholders' equity less goodwill and other intangible assets, net (excluding MSRs). Tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013

Total shareholders' equity	$1,734,476	$1,727,426	$1,734,263
Subtract:
Goodwill and other intangible assets, net	775,488	776,683	684,125
Tangible common shareholders' equity	$958,988	$950,743	$1,050,138

Total assets	$11,838,726	$11,636,112	$11,491,410
Subtract:
Goodwill and other intangible assets, net	775,488	776,683	684,125
Tangible assets	$11,063,238	$10,859,429	$10,807,285

Common shares outstanding at period end	112,319,525	111,973,203	111,960,580

Tangible common equity ratio	8.67%	8.75%	9.72%
Tangible book value per common share	$8.54	$8.49	$9.38

Umpqua Holdings Corporation announces first quarter 2014 results

April 21, 2014

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations across Idaho, Washington, Oregon, California and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

Earnings Conference Call Information

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Tuesday, April 22, 2014, at 10:00 a.m. PDT (1:00 p.m. EDT) during which the Company will discuss first quarter 2014 results and provide an update on recent activities. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 378-4353 a few minutes before 10:00 a.m. and entering the following conference ID is 1569388. A re-broadcast will be available approximately two hours after the call by dialing (888) 203-1112 and entering conference ID 1569388 or by visiting www.umpquaholdingscorp.com. The conference call will also be available as a live audiocast on the Investor Relations section of our website. It will be archived on that site and will be available for replay and download. Information to be discussed in the teleconference will be available on the Company’s website after the market closes on Monday, April 21, 2014.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about size and growth potential from the acquisition of Sterling Financial Corporation; how we expect to determine the fair value of junior subordinated debentures; the mitigating effect of FDIC loss sharing agreements on the covered loan portfolio; valuations of, and the potential accelerated redemption of, junior subordinated debentures and our current intent to not redeem those securities; costs of interest bearing deposits and management’s pricing strategy; and the integration of the merger with Sterling Financial Corporation. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, changes in the discounted cash flow model used to determine the fair value of subordinated debentures, prolonged low interest rate environment, unanticipated weakness in loan demand or loan pricing, deterioration in the economy, material reductions in revenue or material increases in expenses, lack of strategic growth opportunities or our failure to execute on those opportunities, our inability to effectively manage problem credits, certain loan assets becoming ineligible for loss sharing, unanticipated increases in the cost of deposits, the consequences of a phase-out of junior subordinated debentures from Tier 1 capital; Umpqua’s ability to achieve the synergies and earnings accretion contemplated by the merger; Umpqua’s ability to promptly and effectively integrate the businesses of Sterling and Umpqua; the diversion of management time on issues related to merger integration; changes in laws or regulations; and changes in general economic conditions.

Umpqua Holdings Corporation announces first quarter 2014 results

April 21, 2014

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands, except per share data)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	% Change	% Change
Interest income
Non-covered loans and leases	$91,268	$93,032	$78,545	(2)%	16%
Covered loans and leases	12,718	13,330	14,580	(5)%	(13)%
Interest and dividends on investments:
Taxable	9,291	9,517	8,644	(2)%	7%
Exempt from federal income tax	2,112	2,173	2,288	(3)%	(8)%
Dividends	50	87	24	(43)%	108%
Temporary investments & interest bearing deposits	441	399	252	11%	75%
Total interest income	115,880	118,538	104,333	(2)%	11%
Interest expense
Deposits	3,848	4,168	5,878	(8)%	(35)%
Repurchase agreements and fed funds purchased	41	42	31	(2)%	32%
Term debt	2,273	2,332	2,273	(3)%	0%
Junior subordinated debentures	1,880	1,922	1,962	(2)%	(4)%
Total interest expense	8,042	8,464	10,144	(5)%	(21)%
Net interest income	107,838	110,074	94,189	(2)%	14%
Provision for non-covered loan and lease losses	5,400	3,840	6,988	41%	(23)%
Provision for (recapture of) covered loan and lease losses	571	(1,369)	232	(142)%	146%
Non-interest income
Service charges	7,767	8,108	6,992	(4)%	11%
Brokerage fees	3,725	3,584	3,636	4%	2%
Mortgage banking revenue, net	10,439	15,957	23,568	(35)%	(56)%
Net gain on investment securities	--	191	7	(100)%	(100)%
Loss on junior subordinated debentures
carried at fair value	(542)	(554)	(542)	(2)%	0%
Change in FDIC indemnification asset	(4,840)	(5,708)	(5,073)	(15)%	(5)%
Other income	6,458	5,207	5,427	24%	19%
Total non-interest income	23,007	26,785	34,015	(14)%	(32)%
Non-interest expense
Salaries and employee benefits	53,218	52,720	51,505	1%	3%
Net occupancy and equipment	16,501	16,254	14,735	2%	12%
Intangible amortization	1,194	1,186	1,204	1%	(1)%
FDIC assessments	1,863	1,922	1,651	(3)%	13%
Net (gain) loss on non-covered other real estate owned	(18)	1,416	(130)	(101)%	(86)%
Net (gain) loss on covered other real estate owned	(46)	(19)	284	142%	(116)%
Merger related expenses	5,983	1,639	1,531	265%	291%
Other expense	17,823	20,246	14,982	(12)%	19%
Total non-interest expense	96,518	95,364	85,762	1%	13%
Income before provision for income taxes	28,356	39,024	35,222	(27)%	(19)%
Provision for income taxes	9,592	13,754	11,861	(30)%	(19)%
Net income	18,764	25,270	23,361	(26)%	(20)%
Dividends and undistributed earnings
allocated to participating securities	113	212	183	(47)%	(38)%
Net earnings available to common shareholders	$18,651	$25,058	$23,178	(26)%	(20)%

Weighted average basic shares outstanding	112,169,914	111,948,569	111,937,062	0%	0%
Weighted average diluted shares outstanding	112,366,551	112,214,086	112,117,854	0%	0%
Earnings per common share – basic	$0.17	$0.22	$0.21	(23)%	(19)%
Earnings per common share – diluted	$0.17	$0.22	$0.21	(23)%	(19)%

nm = not meaningful

Umpqua Holdings Corporation announces first quarter 2014 results

April 21, 2014

Umpqua Holdings Corporation Consolidated Balance Sheets
(Unaudited)
				Sequential	Year over
				Quarter	Year
(Dollars in thousands, except per share data)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	% Change	% Change
Assets:
Cash and due from banks	$196,963	$178,685	$148,851	10%	32%
Interest bearing deposits	887,620	611,224	566,241	45%	57%
Temporary investments	525	514	3,096	2%	(83)%
Investment securities:
Trading, at fair value	4,498	5,958	3,183	(25)%	41%
Available for sale, at fair value	1,701,730	1,790,978	2,396,617	(5)%	(29)%
Held to maturity, at amortized cost	5,465	5,563	4,189	(2)%	30%
Loans held for sale	73,106	104,664	133,100	(30)%	(45)%
Non-covered loans and leases	7,411,108	7,354,403	6,663,186	1%	11%
Allowance for non-covered loan and lease losses	(86,709)	(85,314)	(84,692)	2%	2%
Non-covered loans and leases, net	7,324,399	7,269,089	6,578,494	1%	11%
Covered loans and leases, net	342,263	363,992	449,860	(6)%	(24)%
Restricted equity securities	29,948	30,685	32,783	(2)%	(9)%
Premises and equipment, net	180,199	177,680	161,911	1%	11%
Goodwill and other intangibles, net	775,488	776,683	684,125	0%	13%
Mortgage servicing rights, at fair value	49,220	47,765	32,097	3%	53%
Non-covered other real estate owned	22,034	21,833	18,673	1%	18%
Covered other real estate owned	1,746	2,102	7,896	(17)%	(78)%
FDIC indemnification asset	18,362	23,174	46,046	(21)%	(60)%
Bank owned life insurance	97,589	96,938	94,637	1%	3%
Deferred tax assets, net	11,393	16,627	5,254	(31)%	117%
Other assets	116,178	111,958	124,357	4%	(7)%
Total assets	$11,838,726	$11,636,112	$11,491,410	2%	3%

Liabilities:
Deposits	$9,273,583	$9,117,660	$9,071,655	2%	2%
Securities sold under agreements to repurchase	262,483	224,882	142,810	17%	84%
Term debt	250,964	251,494	253,080	0%	(1)%
Junior subordinated debentures, at fair value	87,800	87,274	85,616	1%	3%
Junior subordinated debentures, at amortized cost	101,818	101,899	102,141	0%	0%
Other liabilities	127,602	125,477	101,845	2%	25%
Total liabilities	10,104,250	9,908,686	9,757,147	2%	4%

Shareholders' equity:
Common stock	1,514,969	1,514,485	1,513,197	0%	0%
Retained earnings	219,686	217,917	199,362	1%	10%
Accumulated other comprehensive (loss) income	(179)	(4,976)	21,704	(96)%	(101)%
Total shareholders' equity	1,734,476	1,727,426	1,734,263	0%	0%
Total liabilities and shareholders' equity	$11,838,726	$11,636,112	$11,491,410	2%	3%

Common shares outstanding at period end	112,319,525	111,973,203	111,960,580	0%	0%
Book value per common share	$15.44	$15.43	$15.49	0%	0%
Tangible book value per common share	$8.54	$8.49	$9.38	1%	(9)%
Tangible equity - common	$958,988	$950,743	$1,050,138	1%	(9)%
Tangible common equity to tangible assets	8.67%	8.75%	9.72%
nm = not meaningful

Umpqua Holdings Corporation announces first quarter 2014 results

April 21, 2014

Umpqua Holdings Corporation
Non-covered Loan & Lease Portfolio
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Mar 31, 2014		Dec 31, 2013		Mar 31, 2013		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Non-covered loans & leases:
Commercial real estate:
Non-owner occupied term	$2,311,952	31%	$2,328,260	32%	$2,352,006	35%	(1)%	(2)%
Owner occupied term	1,282,482	17%	1,259,583	17%	1,243,825	19%	2%	3%
Multifamily	400,927	5%	403,537	5%	336,621	5%	(1)%	19%
Commercial construction	229,262	3%	245,231	3%	195,411	3%	(7)%	17%
Residential development	89,510	1%	88,413	1%	57,740	1%	1%	55%
Commercial:
Term	735,004	10%	770,845	10%	783,628	12%	(5)%	(6)%
Lines of credit & other	1,005,800	14%	987,360	13%	863,318	13%	2%	17%
Leases & equipment finance	388,418	5%	361,591	5%	40,951	1%	7%	848%
Residential real estate:
Mortgage	651,042	9%	597,201	8%	489,162	7%	9%	33%
Home equity lines & loans	268,497	4%	264,269	4%	259,291	4%	2%	4%
Consumer & other	48,214	1%	48,113	1%	41,173	1%	0%	17%
Total	$7,411,108	100%	$7,354,403	100%	$6,663,186	100%	1%	11%

Umpqua Holdings Corporation
Covered Loan & Lease Portfolio, Net
(Unaudited)
(Dollars in thousands)	Mar 31, 2014		Dec 31, 2013		Mar 31, 2013		Sequential Quarter	Year over Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Covered loans & leases:
Commercial real estate:
Non-owner occupied term	$197,067	58%	$204,052	56%	$241,937	54%	(3)%	(19)%
Owner occupied term	48,447	14%	48,673	13%	64,369	14%	0%	(25)%
Multifamily	27,079	8%	37,185	10%	44,017	10%	(27)%	(38)%
Commercial construction	2,779	1%	2,803	1%	8,076	2%	(1)%	(66)%
Residential development	6,083	2%	6,311	2%	7,699	2%	(4)%	(21)%
Commercial:
Term	7,861	2%	13,280	4%	17,584	4%	(41)%	(55)%
Lines of credit & other	8,929	3%	6,302	2%	13,571	3%	42%	(34)%
Residential real estate:
Mortgage	21,664	6%	22,175	6%	25,741	6%	(2)%	(16)%
Home equity lines & loans	18,501	5%	19,119	5%	21,877	5%	(3)%	(15)%
Consumer & other	3,853	1%	4,092	1%	4,989	1%	(6)%	(23)%
Total	$342,263	100%	$363,992	100%	$449,860	100%	(6)%	(24)%

Covered loan & lease portfolio balances represent the loan portfolios acquired through the assumption of EvergreenBank on January 22, 2010, Rainier Pacific Bank on February 26, 2010, and Nevada Security Bank on June 18, 2010, from the FDIC through whole bank purchase and assumption agreements with loss sharing.

Umpqua Holdings Corporation announces first quarter 2014 results

April 21, 2014

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Mar 31, 2014		Dec 31, 2013		Mar 31, 2013		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Deposits:
Demand, non-interest bearing	$2,465,606	27%	$2,436,477	27%	$2,175,140	24%	1%	13%
Demand, interest bearing	1,182,634	13%	1,233,070	14%	1,157,010	13%	(4)%	2%
Money market	3,526,368	38%	3,349,946	37%	3,288,339	36%	5%	7%
Savings	578,238	6%	560,699	6%	503,755	6%	3%	15%
Time	1,520,737	16%	1,537,468	17%	1,947,411	21%	(1)%	(22)%
Total	$9,273,583	100%	$9,117,660	100%	$9,071,655	100%	2%	2%

Total core deposits (1)	$8,205,636	88%	$8,052,280	88%	$7,679,970	85%	2%	7%

Number of open accounts:
Demand, non-interest bearing	190,298		187,088		186,084		2%	2%
Demand, interest bearing	46,291		48,643		50,394		(5)%	(8)%
Money market	34,913		35,303		37,183		(1)%	(6)%
Savings	84,686		84,144		85,747		1%	(1)%
Time	22,755		23,688		27,473		(4)%	(17)%
Total	378,943		378,866		386,881		0%	(2)%

Average balance per account:
Demand, non-interest bearing	$13.0		$13.0		$11.7
Demand, interest bearing	25.5		25.3		23.0
Money market	101.0		94.9		88.4
Savings	6.8		6.7		5.9
Time	66.8		64.9		70.9
Total	$24.5		$24.1		$23.4

(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation announces first quarter 2014 results

April 21, 2014

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	% Change	% Change

Non-covered, non-performing assets:
Non-covered loans and leases on non-accrual status	$37,884	$31,891	$55,234	19%	(31)%
Non-covered loans and leases past due 90+ days & accruing	2,269	3,430	5,824	(34)%	(61)%
Total non-performing loans and leases	40,153	35,321	61,058	14%	(34)%
Non-covered other real estate owned	22,034	21,833	18,673	1%	18%
Total	$62,187	$57,154	$79,731	9%	(22)%

Non-covered performing restructured loans and leases	$67,897	$68,791	$74,092	(1)%	(8)%

Non-covered loans and leases past due 30-89 days	$29,416	$15,290	$39,800	92%	(26)%
Non-covered loans and leases past due 30-89 days to non-covered loans and leases	0.40%	0.21%	0.60%

Non-covered, non-performing loans and leases to
non-covered loans and leases	0.54%	0.48%	0.92%
Non-covered, non-performing assets to total assets	0.53%	0.49%	0.69%

Covered non-performing assets:
Covered loans and leases on non-accrual status	$--	$--	$--	nm	nm
Total non-performing loans and leases	--	--	--	nm	nm
Covered other real estate owned	1,746	2,102	7,896	(17)%	(78)%
Total	$1,746	$2,102	$7,896	(17)%	(78)%

Covered non-performing loans and leases to
covered loans and leases	--%	--%	--%
Covered non-performing assets to total assets	0.01%	0.02%	0.07%

Total non-performing assets:
Loans and leases on non-accrual status	$37,884	$31,891	$55,234	19%	(31)%
Loans and leases past due 90+ days & accruing	2,269	3,430	5,824	(34)%	(61)%
Total non-performing loans and leases	40,153	35,321	61,058	14%	(34)%
Other real estate owned	23,780	23,935	26,569	(1)%	(10)%
Total	$63,933	$59,256	$87,627	8%	(27)%

Non-performing loans and leases to loans and leases	0.52%	0.46%	0.86%
Non-performing assets to total assets	0.54%	0.51%	0.76%

Umpqua Holdings Corporation announces first quarter 2014 results

April 21, 2014

Umpqua Holdings Corporation
Credit Quality – Allowance for Non-covered Credit Losses
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	% Change	% Change
Allowance for non-covered credit losses:
Balance beginning of period	$85,314	$84,694	$85,391
Provision for non-covered loan and lease losses	5,400	3,840	6,988	41%	(23)%

Charge-offs	(5,565)	(11,349)	(8,725)	(51)%	(36)%
Recoveries	1,560	8,129	1,038	(81)%	50%
Net charge-offs	(4,005)	(3,220)	(7,687)	24%	(48)%

Total allowance for non-covered loan and lease losses	86,709	85,314	84,692	2%	2%

Reserve for unfunded commitments	1,417	1,436	1,269	(1)%	12%
Total allowance for non-covered credit losses	$88,126	$86,750	$85,961	2%	3%

Net charge-offs to average non-covered
loans and leases (annualized)	0.22%	0.18%	0.47%
Recoveries to gross charge-offs	28.03%	71.63%	11.90%
Allowance for non-covered loan losses to
non-covered loans and leases	1.17%	1.16%	1.27%
Allowance for non-covered credit losses to
non-covered loans and leases	1.19%	1.18%	1.29%

Umpqua Holdings Corporation announces first quarter 2014 results

April 21, 2014

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	Change	Change
Average Rates:
Yield on non-covered loans and leases	4.96%	5.00%	4.65%	(0.04)	0.31
Yield on covered loans and leases	14.82%	13.99%	12.86%	0.83	1.96
Yield on taxable investments	2.39%	2.31%	1.51%	0.08	0.88
Yield on tax-exempt investments (1)	5.54%	5.56%	5.32%	(0.02)	0.22
Yield on temporary investments & interest bearing cash	0.25%	0.25%	0.27%	0.00	(0.02)
Total yield on earning assets (1)	4.60%	4.61%	4.17%	(0.01)	0.43

Cost of interest bearing deposits	0.23%	0.25%	0.34%	(0.02)	(0.11)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.07%	0.07%	0.09%	0.00	(0.02)
Cost of term debt	3.67%	3.68%	3.64%	(0.01)	0.03
Cost of junior subordinated debentures	4.03%	4.04%	4.13%	(0.01)	(0.10)
Total cost of interest bearing liabilities	0.44%	0.46%	0.55%	(0.02)	(0.11)

Net interest spread (1)	4.16%	4.15%	3.62%	0.01	0.54
Net interest margin – Consolidated (1)	4.28%	4.29%	3.77%	(0.01)	0.51

Net interest margin – Bank (1)	4.35%	4.35%	3.85%	0.00	0.50

As reported (GAAP):
Return on average assets	0.65%	0.86%	0.82%	(0.21)	(0.17)
Return on average tangible assets	0.70%	0.92%	0.87%	(0.22)	(0.17)
Return on average common equity	4.35%	5.73%	5.43%	(1.38)	(1.08)
Return on average tangible common equity	7.86%	10.38%	8.99%	(2.52)	(1.13)
Efficiency ratio – Consolidated	73.15%	69.12%	66.29%	4.03	6.86
Efficiency ratio – Bank	71.18%	67.30%	63.87%	3.88	7.31

Operating basis (non-GAAP): (2)
Return on average assets	0.84%	0.95%	0.86%	(0.11)	(0.02)
Return on average tangible assets	0.90%	1.02%	0.92%	(0.12)	(0.02)
Return on average common equity	5.61%	6.38%	5.72%	(0.77)	(0.11)
Return on average tangible common equity	10.13%	11.56%	9.47%	(1.43)	0.66
Efficiency ratio – Consolidated	68.34%	67.66%	64.83%	0.68	3.51
Efficiency ratio – Bank	66.60%	66.10%	62.68%	0.50	3.92

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation announces first quarter 2014 results

April 21, 2014

Umpqua Holdings Corporation Average Balances
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	% Change	% Change

Temporary investments & interest bearing cash	$705,974	$625,405	$383,412	13%	84%
Investment securities, taxable	1,562,849	1,664,716	2,303,159	(6)%	(32)%
Investment securities, tax-exempt	231,520	236,552	260,335	(2)%	(11)%
Loans held for sale	77,234	89,553	188,021	(14)%	(59)%
Non-covered loans and leases	7,384,555	7,298,622	6,655,764	1%	11%
Covered loans and leases	347,984	378,148	459,952	(8)%	(24)%
Total interest earning assets	10,310,116	10,292,996	10,250,643	0%	1%
Goodwill & other intangible assets, net	776,006	777,188	684,631	0%	13%
Total assets	11,638,357	11,624,359	11,496,844	0%	1%

Non-interest bearing demand deposits	2,414,001	2,452,554	2,155,110	(2)%	12%
Interest bearing deposits	6,696,029	6,661,933	6,937,232	1%	(3)%
Total deposits	9,110,030	9,114,487	9,092,342	0%	0%
Interest bearing liabilities	7,376,780	7,326,763	7,515,749	1%	(2)%

Shareholders’ equity - common	1,738,680	1,734,583	1,730,538	0%	0%
Tangible common equity (1)	962,674	957,395	1,045,907	1%	(8)%

(1) Average tangible common equity is a non-GAAP financial measure. Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Holdings Corporation Mortgage Banking Activity
(unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$4,496,662	$4,362,499	$3,624,819	3%	24%
MSR asset, at fair value	49,220	47,765	32,097	3%	53%
MSR as % of serviced portfolio	1.09%	1.09%	0.89%

Mortgage Banking Revenue:
Origination and sale	$8,421	$9,915	$23,057	(15)%	(63)%
Servicing	2,970	2,911	2,245	2%	32%
Change in fair value of MSR asset	(952)	3,131	(1,734)	(130)%	(45)%
Total	$10,439	$15,957	$23,568	(35)%	(56)%

Closed loan volume	$293,175	$359,569	$509,005	(18)%	(42)%

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